UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2012

THE J. M. SMUCKER COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-5111	34-0538550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Strawberry Lane, Orrville, Ohio		44667-0280
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-682-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 21, 2012, The J. M. Smucker Company (the "Company") entered into a share repurchase plan (the "Plan") established in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the 10 million common shares authorized for repurchase by the Company’s Board of Directors since January 2011. A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be unable to do so under the Exchange Act’s insider trading rules or during self-imposed trading blackout periods.

The Plan will facilitate purchases of the Company’s common shares under its authorized share repurchase program. Under the repurchase program, the Company has repurchased approximately 3.1 million common shares since January 2011 and, therefore, the Company has remaining authorization to repurchase approximately 6.9 million common shares as of February 21, 2012. The Company’s designated broker will have authority under the Plan to repurchase up to 3 million of the remaining 6.9 million common shares authorized for repurchase commencing on February 22, 2012 and expiring on August 22, 2012, unless terminated earlier in accordance with the terms of the Plan. Repurchases under the Plan will be subject to specified parameters and certain price and volume restraints as established in the Plan. Therefore, there is no guarantee as to the exact number of common shares that will be repurchased or that there will be any repurchases at all pursuant to the Plan. Any repurchased shares will be held in treasury.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

February 21, 2012	By:	/s/ Mark R. Belgya

Name: Mark R. Belgya
Title: Senior Vice President and Chief Financial Officer